Exhibit 8.1

MAJOR SUBSIDIARIES OF THE REGISTRANT

Major Subsidiaries
Ching International Service PTE.LTD	Singapore
Avant E-commerce Service PTE.LTD	Singapore
Avant Logistic Service PTE.LTD	Singapore
LITB Netherlands B.V.	Netherlands
Ador E-commerce Inc.	the United States
Lanting International Holding Limited	Hong Kong
LightInTheBox International Logistic Co., Limited	Hong Kong
Light In The Box Limited	Hong Kong
Ezbuy Holdings Limited	Hong Kong
Ezbuy Holding Co., Limited	Cayman Islands
Chengdu Light In The Box Information Technology Co., Limited	PRC
Shanghai Light In The Box Information Technology Co., Limited	PRC
Beijing Light In The Box Information Technology Co., Limited	PRC
Shenzhen Light In The Box Information Technology Co., Limited	PRC
Jiaxing Ruili Supply Chain Management Co., Limited	PRC
Dongguan Herui Supply Chain Management Co., Limited	PRC